Exhibit 99.1

THORATEC REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS;

FOURTH CONSECUTIVE QUARTER OF DOUBLE DIGIT SALES GROWTH

CMS Informs Company Medicare Reimbursement for Destination Therapy to be
Effective Retroactive to October 1, 2003

     (PLEASANTON, CA), October 21, 2003—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that growth across all of its product lines resulted in a 13 percent increase in product revenues in the third quarter of 2003 versus the third quarter of last year.

     Product sales for the third quarter ended September 27, 2003 were $35.3 million, versus $31.1 million in the third quarter a year ago.

     Cash earnings, which the company defines as net income before taxes and excluding merger, restructuring and other expenses, and amortization of purchased intangible assets, were $4.6 million, or $0.08 per share, versus cash earnings of $3.5 million, or $0.06 per share, in the same period a year ago. Further information is provided in a table below to reconcile cash earnings as disclosed in this press release to reported GAAP net income before taxes.

     On an as reported basis, Thoratec reported net income of $887,000, or $0.02 per share, compared with net income of $237,000, or $0.00 per share, in the third quarter of 2002.

     “Our performance this quarter marks four consecutive quarters of impressive year over year revenue growth,” noted D. Keith Grossman, president and chief executive officer. “At the same time, our ability to improve gross margins and manage the company’s operating expenses has enabled us to drive improvements to the company’s bottom line,” he added.

     “Our results for the quarter reflect the lack of any meaningful contribution yet from Destination Therapy. Sales of our HeartMate® LVAS (left ventricular assist system) increased more than 17 percent versus the third quarter of last year as cardiovascular division revenues grew nine percent versus the same period last year. In addition, we benefited from a record 22 percent increase in year-over-year revenues at our International Technidyne Corporation (ITC) subsidiary as both ITC’s HEMOCHRON® and ProTime® product lines continued to gain market share.

     “We also continued to strengthen the financial condition of the company, ending the quarter with cash and investments of nearly $103 million, a $27 million increase since the end of fiscal 2002,” he continued.

     For the first nine months of fiscal 2003, Thoratec reported revenues of $107.5 million, a 17 percent increase over revenues of $91.8 million in the first nine months of 2002.

     Cash earnings for the first nine months of fiscal 2003 were $14.6 million, or $0.26 per share, or more than the double cash earnings of $6.7 million, or $0.12 per share, in the first nine months of 2002. Reported net income for the first nine months of 2003 was $3.3 million, or $0.06 per share, versus a loss of $2.1 million, or $0.04 per share, in the same period a year ago.

     The company indicated that it is projecting revenues of $190-$200 million for fiscal 2004. Additional information on financial guidance for 2004 will be provided in today’s conference call, scheduled for 1:30 p.m., Pacific Daylight Time. The call can be accessed by telephone at (719) 457-2621, or via the Internet at http://www.firstcallevents.com/service/ajwz390307934gf12.html.

     “Clearly, the most significant event to occur since the end of the second quarter was the Centers for Medicare & Medicaid Services’ (CMS) National Coverage Decision Memorandum for the use of left ventricular assist systems that are approved by the FDA for treating Destination Therapy in end-stage heart failure patients,” Grossman noted. Thoratec’s HeartMate XVE LVAS is currently the only such device.

     “Just today, CMS also indicated that the effective date for this coverage will be retroactive to October 1 of this year. This highly unusual step of making the effective date retroactive speaks to the important role that this procedure can play in prolonging the lives of end-stage heart failure patients.

     “The CMS coverage decision followed a revision to DRG (diagnosis-related group) 525, which will increase the base level of reimbursement for the procedure by approximately 25 percent, although actual payments to hospitals will be higher in many cases, based on geographical location and other factors.

     Under the guidelines issued by CMS, Thoratec believes reimbursement for Destination Therapy will be available initially to approximately 60 centers, which have accounted for approximately 80 percent of all VAD procedures done in the U.S. over the last three years. The company believes that a number of other centers could become eligible very soon under a review process outlined by CMS.

     “While an increasing number of private payers have already indicated that they will provide reimbursement for this procedure, we believe that this coverage decision from CMS will accelerate that activity,” stated Jeffrey Nelson, president of the company’s cardiovascular division.

     Grossman noted that during the quarter Thoratec continued to achieve milestones in the new product development area, where the company has a number of ongoing or pending clinical trials or filings for regulatory approval.

     He indicated that there have been commercial implants of the Thoratec® IVAD (Implantable Ventricular Assist Device) in Europe since marketing approval was received at the end of July. “In addition, we now have implanted 33 patients in the U.S. trial, reflecting more than 3,600 days of cumulative patient support. We are in the process of compiling data for a filing to the FDA seeking approval to market the device in the U.S. and expect to submit it by year-end. The device has performed very well and we hope to have FDA approval for the IVAD by next summer,” Grossman stated.

     The IVAD is an implantable version of the highly successful Thoratec® VAD (ventricular assist device) and its smaller size, design and construction enable internal placement resulting in greater comfort, mobility and patient satisfaction. Weighing less than a pound, it is the smallest implantable pulsatile VAD device.

     The company also noted that the all of the four major centers participating initially in the company’s HeartMate II clinical trial have either received, or are very close to receiving, necessary internal approvals. “We have also completed clinical training at three of these centers and those that have received approval are actively screening prospective trial participants,” Grossman said.

     The HeartMate II is one of the company’s next generation designs for the treatment of heart failure patients, and this safety and early efficacy trial will begin with seven patients at four centers. The device will be evaluated initially for use as a bridge to heart transplantation. The company plans to utilize 30-day data from these seven patients to seek approval for an expanded study—something it hopes can occur by the end of this year or early in 2004. The company also hopes to initiate its United Kingdom trial for the device during the current quarter.

     The company also said it has now implanted five patients in its European trial for the Aria™ CABG (coronary artery bypass graft), a prosthetic device for patients undergoing a coronary bypass. Initial results should be available on these patients in the first half of 2004.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec VAD and HeartMate LVAS implanted in more than 6,000 patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood coagulation testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the results of clinical trials, the ability to improve financial performance, regulatory approval processes, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended December 2002, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	April Grefthen/Jakob Jakobsen
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 165/161
(925) 847-8600	agrefthen@fischerhealth.com
jjakobsen@fischerhealth.com

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September	December
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$62,495	$42,044
Short-term available-for-sale investments	—	3,439
Receivables, net	22,767	27,593
Inventories	36,565	38,835
Other current assets	15,044	14,699

Total Current Assets	136,871	126,610
Property, plant and equipment, net	24,683	24,715
Long-term available-for-sale investments	40,088	30,051
Goodwill	96,492	96,492
Purchased intangible assets	175,211	184,282
Other assets	4,754	6,282
TOTAL ASSETS	$478,099	$468,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,564	$6,319
Accrued expenses	12,334	11,111
Accrued restructuring and other	—	1,208

Total Current Liabilities	17,898	18,638
Long-term deferred tax liability and other	71,773	75,454

Total Liabilities	89,671	94,092
Shareholders’ Equity	388,428	374,340

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$478,099	$468,432

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September	September	September	September
	2003	2002	2003	2002

Product sales	$35,250	$31,105	$107,469	$91,779
Cost of product sales	14,256	13,055	43,799	39,500

Gross profit	20,994	18,050	63,670	52,279

Operating expenses:
Selling, general and administrative	10,562	9,150	31,791	27,716
Research and development	6,100	5,916	18,640	18,902
Amortization of purchased intangible assets	3,096	3,096	9,288	9,288
Merger, restructuring and other costs	—	32	(124)	859

Total operating expenses	19,758	18,194	59,595	56,765

Income (loss) from operations	1,236	(144)	4,075	(4,486)
Interest and other income (expense) — net	218	536	1,379	1,022

Income (loss) before taxes	1,454	392	5,454	(3,464)
Income tax expense (benefit)	567	155	2,127	(1,388)

Net income (loss)	$887	$237	$3,327	$(2,076)

Net income (loss) per share:
Basic	$0.02	$0.00	$0.06	$(0.04)

Diluted	$0.02	$0.00	$0.06	$(0.04)

Shares used to compute net income (loss) per share:
Basic	55,704	56,268	55,386	56,572
Diluted	57,705	56,455	56,761	56,572

Reconciliation of Cash Earnings to Net Income Before Taxes

     This press release discloses “cash earnings” which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Management believes that cash earnings can be a useful measure for investors to evaluate our financial performance by providing the results of our company’s primary business operations, excluding the effects of charges associated with our merger, restructuring and other activities. However, this measure should be considered in addition to, and not as a substitute, or superior to, net income before taxes or other measures of financial performance prepared in accordance with GAAP. Cash earnings has been reconciled to net income before taxes, the most directly comparable GAAP financial measure, as follows:

	Three Months Ended		Nine Months Ended

	September	September	September	September
	2003	2002	2003	2002

Net income (loss) before taxes as reported under GAAP	$1,454	$392	$5,454	$(3,464)
Adjustments to reconcile GAAP net income (loss) before taxes with cash earnings:
Amortization of purchased intangible assets	3,096	3,096	9,288	9,288
Merger, restructuring and other costs	—	32	(124)	859

Cash earnings	$4,550	$3,520	$14,618	$6,683

Basic and diluted cash earnings per share	$0.08	$0.06	$0.26	$0.12